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NEWS RELEASE

Media contact:	Investor Relations contact:
Janice D. Lantz	Max Kuniansky
Manager, Communications	Director, Investor Relations
800 Cabin Hill Drive	800 Cabin Hill Drive
Greensburg, Pa. 15601-1689	Greensburg, Pa. 15601-1689
Phone: (724) 838-6984	Phone: (724) 838-6895
Media Hotline: 1-888-233-3583	E-Mail: mkunian@alleghenyenergy.com
E-Mail: jlantz@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Reports First Quarter 2004 Results

Greensburg, Pa., May 10, 2004 – Allegheny Energy, Inc. (NYSE: AYE) today reported consolidated net income of $33.3 million, or $0.25 per diluted share, for the first quarter of 2004 compared to a consolidated net loss of $58.8 million, or $0.46 per diluted share, for the first quarter of 2003. The Company also filed its quarterly report on Form 10-Q with the Securities and Exchange Commission.

Paul J. Evanson, Chairman and CEO, said, “I am pleased to report the first quarterly profit Allegheny has seen in more than two years. However, 2004 will continue to be a year of transition for the Company as indicated by the events that affected the quarter. For example, we benefited from a gain on the proceeds released from escrow from the sale of the California contracts, and we were disadvantaged by outages at two major power plants. Overall, we remain on track to transform Allegheny into a premier energy company. With the liquidity crises, trading losses and accounting challenges of the past two years substantially behind us, we are now focused on reducing debt, building a high performance organization and growing the fundamental earnings of our Company.”

In order to provide a better understanding of our core results and trends, Allegheny is also including adjusted results. Adjusted net loss for the first quarter of 2004 was $0.3 million, or less than $0.01 per diluted share. This adjusted amount excludes, among other things, a pre-tax gain of $68.1 million ($39.4 million after tax) relating to the release from escrow of the remaining proceeds from the 2003 sale of the California energy supply contract and related hedges and a $14.1 million pre-tax write-off ($8.2 million after tax) of 2003 refinancing costs. For the first quarter of 2003, adjusted net loss was $41.0 million, or $0.32 per diluted share. This adjusted amount excludes a gain related to the reapplication of Statement of Financial Accounting Standards (SFAS) No. 71 to generation assets in West Virginia and certain other items. Adjusted net loss is a non-GAAP financial measure. A reconciliation of adjusted net loss to net income (loss) reported in accordance with GAAP is attached to this release.

First Quarter Consolidated Results

Allegheny’s consolidated income before income taxes, minority interest and the cumulative effect of accounting changes improved by $139.7 million for the first quarter of 2004 compared to the same period in 2003. Major factors contributing to the results included:

•	Revenues increased by $174.0 million compared to the same period in 2003. 2004 results included a gain of $68.1 million related to the release from escrow of the remaining proceeds from the sale of the California energy supply contract and related hedges. 2003 results included net trading losses of $102.2 million.

•	Operations and maintenance expense decreased by $100.7 million compared to the prior year. 2004 expense reflected a $27.1 million decrease for outside services, including legal, consulting and advisory fees. Expenses for the first quarter of 2003 reflected $56.6 million of charges for assets held for sale and impairments.

•	Other income, net, decreased by $72.2 million compared to the same period in 2003. The first quarter of 2003 included a $75.8 million gain related to the reapplication of SFAS No. 71 to West Virginia generation assets. In the first quarter of 2004, a $6.6 million gain was recognized for the sale of land.

•	Interest charges increased by $35.4 million compared to the same period in 2003, due primarily to the write-off of 2003 refinancing costs and an increase in average debt outstanding. Results for the first quarter of 2004 do not fully reflect the lower interest expense associated with the March 2004 refinancing.

Allegheny’s operating results were negatively impacted in the first quarter of 2004 by unplanned outages at Hatfield’s Ferry Unit No. 2 and Pleasants Unit No. 1. Allegheny estimates that the total impact of these outages on its pre-tax income for the first quarter of 2004 was approximately $34.0 million, consisting primarily of lost revenues (less savings on fuel costs) and repair and replacement costs (net of anticipated insurance proceeds). Allegheny currently expects both units to return to service late in the second quarter of 2004.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the first quarter of 2004 was $274.3 million. Adjusted EBITDA was $202.0 million and excludes the gain from the sale of the California energy supply contract and other items. EBITDA and Adjusted EBITDA are non-GAAP financial measures. For a reconciliation of EBITDA to GAAP financial measures and details on the calculation of Adjusted EBITDA, see the reconciliation of non-GAAP financial measures attached to this release.

First Quarter Segment Results

Delivery and Services: The Delivery and Services segment reported net income of $39.0 million for the first quarter of 2004, compared to net income of $48.1 million for the first quarter of 2003. The segment’s retail electric revenues increased $11.2 million, primarily due to an increase in usage. Retail natural gas revenues increased by $29.0 million, due to increased rates charged for gas sales. The segment’s unregulated revenues decreased $10.7 million, primarily due to decreased construction revenues within its Allegheny Ventures business. The increase in revenues was more than offset by a $30.4 million increase in deferred energy costs, net, related to the gas business.

The segment’s operation and maintenance expense decreased by $15.6 million, due, in part, to decreased outside service expense, including legal, consulting and advisory fees, and unrecoverable damages from an ice storm that occurred in the first quarter of 2003. The decrease was partially offset by charges recorded in the first quarter of 2004, associated primarily with a write-down of inventory. 2004 results also included a $6.6 million gain on the sale of land. In 2003, the segment reported a $14.1 million gain from the reapplication of SFAS No. 71 as described above.

Generation and Marketing: The Generation and Marketing segment reported a net loss of $2.6 million for the first quarter of 2004 compared to a net loss of $94.9 million for the comparable period in 2003. 2004 results include a $68.1 million gain related to the release from escrow of the remaining proceeds from the sale of the California energy supply contract and related hedges. The gain was partially offset by reduced generation revenue as a result of the unplanned outages at the Hatfield’s Ferry and Pleasants generating units, as described above. 2003 results included net trading losses of $102.2 million.

Operations and maintenance expense decreased by $84.1 million. 2004 expenses reflected a $22.2 million decrease in expenses for outside services, including legal, consulting and advisory fees. Expenses for the first quarter of 2003 reflected $56.6 million of charges for assets held for sale and impairments. Interest expense for the segment increased $32.0 million, primarily due to an increase in average long-term debt outstanding and the write-off of $14.0 million of 2003 refinancing costs. The segment also recognized a gain in the first quarter of 2003 of $61.7 million from the reapplication of SFAS No. 71 as described above.

Reconciliation of Non-GAAP Financial Measures

This news release includes non-GAAP financial measures as defined in the Securities and Exchange Commission’s Regulation G. Where noted, the release presents certain financial information on an “as adjusted” basis to exclude the effect of certain items as described herein. By presenting “as adjusted” results, management intends to provide investors with a better understanding of the core results and underlying trends from which to consider past performance and prospects for the future. We also present Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as an additional measure of our operating performance.

Users of this financial information should consider the types of events and transactions for which adjustments have been made. Neither the “as adjusted” information nor EBITDA should be considered in isolation or viewed as substitutes for or superior to net income or other data prepared in accordance with GAAP as measures of our operating performance or liquidity. In addition, neither the “as adjusted” information nor EBITDA are necessarily comparable to similarly titled measures provided by other companies.

Pursuant to the requirements of Regulation G, we have attached a table that reconciles the non-GAAP financial measures presented in this release to the most directly comparable GAAP measures.

Analyst Conference Call

Allegheny will comment further on these results in an analyst conference call on Monday, May 10, at 11:00 a.m. Eastern Time. To listen to a live Internet broadcast of the call, visit www.alleghenyenergy.com. A taped replay of the call will be available after the live broadcast.

Allegheny Energy

Allegheny Energy is an integrated energy company with a portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about four million people in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s delivery business, Allegheny Power; the closing of various agreements; execution of restructuring activity and liquidity enhancement plans; results of litigation; financing and plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny’s competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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ALLEGHENY ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Operating revenues	$889,720	$715,691
Operating expenses:
Fuel consumed in electric generation	161,955	158,772
Purchased power and transmission	81,118	86,268
Cost of utility gas sold	90,503	95,959
Deferred energy costs, net	16,731	(13,659)
Operations and maintenance	211,784	312,501
Depreciation and amortization	83,291	77,611
Taxes other than income taxes	59,513	60,627

Total operating expenses	704,895	778,079

Operating income (loss)	184,825	(62,388)
Other income, net	8,074	80,260
Interest expense and preferred dividends:
Interest expense	130,929	95,565
Preferred dividend requirements of subsidiaries	1,259	1,259

Total interest expense and preferred dividends	132,188	96,824

Income (loss) before income taxes, minority interest and cumulative effect of accounting changes	60,711	(78,952)
Income tax expense (benefit)	25,574	(38,018)
Minority interest in net income (loss) of subsidiaries	1,859	(2,890)

Income (loss) before cumulative effect of accounting changes	33,278	(38,044)
Cumulative effect of accounting changes, net of taxes of $12,974	—	(20,765)

Net income (loss)	$33,278	$(58,809)

Basic income (loss) per common share:
Income (loss) before cumulative effect of accounting changes	$0.26	$(0.30)
Cumulative effect of accounting changes, net	—	(0.16)

Net income (loss) per common share	$0.26	$(0.46)

Diluted income (loss) per common share:
Income (loss) before cumulative effect of accounting changes	$0.25	$(0.30)
Cumulative effect of accounting changes, net	—	(0.16)

Net income (loss) per common share	$0.25	$(0.46)

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Cash Flows From Operating Activities:
Net income (loss)	$33,278	$(58,809)
Cumulative effect of accounting changes, net	—	20,765

Income (loss) before cumulative effect of accounting changes	33,278	(38,044)
Adjustments for noncash (credits) and charges:
Reapplication of SFAS No. 71	—	(75,823)
Depreciation and amortization	83,291	77,611
(Gain) loss on asset sales and assets held for sale, net	(11,600)	31,837
Minority interest	1,859	(2,890)
Deferred investment credit and income taxes, net	13,491	(33,661)
Unrealized losses on commodity contracts, net	11,139	64,673
Other, net	30,424	(13,305)
Changes in certain assets and liabilities:
Accounts receivable, net	(89,330)	(18,398)
Materials and supplies	48,396	1,611
Taxes receivable/accrued, net	(15,781)	156,113
Prepaid taxes	(28,561)	(32,295)
Accounts payable	(5,859)	(19,039)
Interest accrued	24,252	23,612
Commodity contract termination costs	(259)	(47,652)
Other, net	21,657	4,050

Net cash from operating activities	116,397	78,400

Cash Flows Used in Investing Activities:
Construction expenditures	(53,773)	(66,615)
Acquisition of electric generating facility	—	(318,435)
Proceeds from sale of businesses and assets	11,589	333
Decrease (increase) in restricted funds	17,357	(135,531)
Other investments	(3,116)	9,448

Net cash used in investing activities	(27,943)	(510,800)

Cash Flows (Used in) From Financing Activities:
Net repayments of short-term debt	—	(1,121,966)
Issuance of long-term debt	1,481,592	1,931,506
Retirement of long-term debt	(1,709,650)	(229,975)

Net cash (used in) from financing activities	(228,058)	579,565

Net (decrease) increase in cash and cash equivalents	(139,604)	147,165
Cash and cash equivalents at beginning of period	528,612	204,231

Cash and cash equivalents at end of period	$389,008	$351,396

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$389,008	$528,612
Accounts receivable:
Customer	279,746	203,801
Unbilled utility revenues	134,993	172,891
Wholesale and other	145,957	97,432
Allowance for uncollectible accounts	(25,933)	(29,329)
Materials and supplies	107,898	109,651
Fuel, including stored gas	52,860	98,097
Deferred income taxes	79,714	44,610
Prepaid taxes	74,966	46,405
Commodity contracts	34,163	24,390
Restricted funds	29,333	120,873
Regulatory assets	50,175	68,665
Other	30,810	31,186

Total current assets	1,383,690	1,517,284
Property, Plant, and Equipment:
Generation	6,639,222	6,597,195
Transmission	1,010,026	1,010,062
Distribution	3,573,250	3,549,813
Other	534,150	525,092
Accumulated depreciation	(4,467,005)	(4,377,917)

Subtotal	7,289,643	7,304,245
Construction work in progress	169,795	149,232

Total property, plant, and equipment	7,459,438	7,453,477
Investments and Other Assets:
Goodwill	367,287	367,287
Investments in unconsolidated affiliates	32,679	51,479
Intangible assets	40,085	41,710
Other	52,561	45,007

Total investments and other assets	492,612	505,483
Deferred Charges:
Regulatory assets	572,759	577,691
Other	114,074	117,961

Total deferred charges	686,833	695,652
Total Assets	$10,022,573	$10,171,896

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (continued)

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$53,610	$53,610
Long-term debt due within one year	176,782	544,843
Accounts payable	274,689	281,514
Accrued taxes	82,446	98,227
Commodity contracts	51,546	41,486
Regulatory liabilities	1,672	2,229
Other	243,947	259,034

Total current liabilities	884,692	1,280,943
Long-term Debt	5,288,979	5,127,437
Deferred Credits and Other Liabilities:
Commodity contracts	70,915	61,125
Investment tax credit	88,247	89,826
Deferred income taxes	910,985	860,323
Obligations under capital leases	30,430	32,483
Regulatory liabilities	438,896	436,118
Adverse power purchase commitments	213,923	218,105
Other	442,668	462,220

Total deferred credits and other liabilities	2,196,064	2,160,200
Minority Interest	27,395	13,457
Preferred Stock of Subsidiary	74,000	74,000
Stockholders’ Equity:
Common stock	158,761	158,761
Other paid-in capital	1,447,830	1,447,830
Retained earnings	36,188	2,910
Treasury stock	(1,438)	(1,438)
Accumulated other comprehensive loss	(89,898)	(92,204)

Total stockholders’ equity	1,551,443	1,515,859
Total Liabilities and Stockholders’ Equity	$10,022,573	$10,171,896

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS

	Unaudited
	Three Months Ended March 31,
(In millions)	2004	2003
Total operating revenues:
Delivery and Services	$870.1	$850.9
Generation and Marketing	432.8	280.8
Eliminations	(413.2)	(416.0)

Total	$889.7	$715.7

Operating income (loss):
Delivery and Services	$96.1	$94.0
Generation and Marketing	93.7	(137.0)
Eliminations	(5.0)	(19.4)

Total	$184.8	$(62.4)

Consolidated income (loss) before cumulative effect of accounting changes:
Delivery and Services	$39.0	$49.4
Generation and Marketing	(2.6)	(75.4)
Eliminations	(3.1)	(12.0)

Total	$33.3	$(38.0)

Cumulative effect of accounting changes, net:
Delivery and Services	$—	$(1.3)
Generation and Marketing	—	(19.5)

Total	$—	$(20.8)

Consolidated net income (loss):
Delivery and Services	$39.0	$48.1
Generation and Marketing	(2.6)	(94.9)
Eliminations	(3.1)	(12.0)

Total	$33.3	$(58.8)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(unaudited)

THREE MONTHS ENDED MARCH 31, 2004	INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	NET INCOME (LOSS)	DILUTED EARNINGS PER SHARE
GAAP basis	$60.7	$33.3	$0.25
Adjustments[1]:
Gain on California contract escrow release	(68.1)	(39.4)
Write-off of 2003 financing costs	14.1	8.2
Gain on land sale, New York office space charge (net)	(4.2)	(2.4)

As Adjusted	$2.5	($0.3)	$—

GAAP basis		$33.3
Interest expense and preferred dividends		132.2
Income tax expense		25.5
Depreciation and amortization		83.3

EBITDA		274.3
Gain on California contract escrow release		(68.1)
Gain on land sale, New York office space charge (net)		(4.2)

Adjusted EBITDA[1]		$202.0

THREE MONTHS ENDED MARCH 31, 2003	LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	NET LOSS	DILUTED LOSS PER SHARE
GAAP basis	($79.0)	($58.8)	($0.46)
Adjustments[2]:
Gain on SFAS 71	(75.8)	(39.3)
Loss on assets retired/held for sale	37.5	19.4
Special termination and other benefits	15.7	8.1
Impairment of New York office	4.6	2.4
Other[3]	12.6	6.5
Cumulative effect of accounting changes		20.7

As Adjusted	($84.4)	($41.0)	($0.32)

GAAP basis		($58.8)
Interest expense and preferred dividends		96.8
Income tax benefit		(38.0)
Depreciation and amortization		77.6

EBITDA		77.6
Gain on SFAS 71		(75.8)
Loss on assets retired/held for sale		37.5
Special termination and other benefits		15.7
Impairment of New York office		4.6
Other[3]		12.6
Cumulative effect of accounting changes		20.7

Adjusted EBITDA[2]		$92.9

FOOTNOTES:

[1]	Not adjusted for $9.2 million of charges related to Allegheny Ventures for write-downs of inventory and discontinued product ($4.3 million), equity interests ($2.3 million) and adjustments in revenue recognition for a percentage of completion contract ($2.6 million).
[2]	Not adjusted for estimated energy trading losses totaling $102.2 million. These losses were primarily the result of trading activities in the Western United States energy markets, which Allegheny exited in 2003.
[3]	Charges related to the St. Joseph’s generating plant lease ($2.0 million), additional Enron litigation reserves ($7.0 million) and additional costs attributable to asset sales ($3.6 million).

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES

OPERATING STATISTICS

	Unaudited
	Three Months Ended March 31,
	2004	2003	Change
Delivery and Services:
Electricity sales (million kilowatt-hours)	12,387	12,314	0.6%
Natural gas sales (million cubic feet)	14,291	15,562	(8.2%)
Usage per customer (kilowatt-hours):
Residential	3,582	3,548	1.0%
Commercial	14,734	14,764	(0.2%)
Industrial	185,727	180,794	2.7%
Generation and Marketing:
Generation (million kilowatt-hours)	12,232	13,234	(7.6%)